Exhibit 4.6

EXECUTION VERSION

RECONVEYANCE OF RECEIVABLES

RECONVEYANCE OF RECEIVABLES, dated as of December 18, 2025, between Discover Funding LLC, a Delaware limited liability company (“Funding” or the “Transferor”) and Capital One, National Association, a national banking association (“CONA”).

W I T N E S S E T H:

WHEREAS, CONA (including as successor to Discover Bank) sold certain credit card receivables it originated to Funding under that certain Receivables Sale and Contribution Agreement, dated as of December 22, 2015, as amended and restated by the Amended and Restated Receivables Sale and Contribution Agreement, dated as of May 18, 2025 (hereinafter as such agreement may have been, or may from time to time be, amended, restated, supplemented or otherwise modified, the “RSCA”), which Funding further transferred to Discover Card Master Trust I (“DCMT”) under that certain Third Amended and Restated Pooling and Servicing Agreement, dated as of December 22, 2015, as amended and restated by the Fourth Amended and Restated Pooling and Servicing Agreement, dated as of May 18, 2025 (hereinafter as such agreement may have been, or may from time to time be, amended, restated, supplemented or otherwise modified “Pooling and Servicing Agreement”), each by and between Funding, as Transferor, CONA, as Master Servicer and Servicer, and U.S. Bank Trust Company (“USBTC”), as Trustee;

WHEREAS, pursuant to a certain Reassignment and Release Agreement, dated as of December 18, 2025, among Funding, CONA, as Master Servicer and Servicer, and U.S. Bank Trust Company, National Association, Funding owns 100% of all the Receivables assigned to it pursuant to the terms therein; and

WHEREAS, Funding is willing to reconvey, and CONA desires to acquire, the Receivables subject to the terms and conditions hereof.

NOW, THEREFORE, Funding and CONA hereby agree as follows:

1.   Defined Terms. All terms defined in the RSCA or, if not defined therein, in the Pooling and Servicing Agreement and used herein shall have such defined meanings when used herein, unless otherwise defined herein.

2.   Designation of Accounts. Schedule 1 to this Reconveyance shall list each Account, the Receivables of which Funding will transfer, assign and reconvey to CONA pursuant to Section 3 below, such list to be delivered on or before January 2, 2026.

3.   Reconveyance of Receivables.

(a)   Funding does hereby transfer, assign, and reconvey to CONA, without recourse, representation or warranty, on and after the date hereof, all right, title and interest of Funding in and to each and every Receivable whether now existing or hereafter created in the Accounts designated hereby, all monies due or to become due with respect thereto (including all Collections and Finance Charge Receivables), all Interchange, and all proceeds of such Receivables and Interchange (collectively, the “Reconveyed Assets”).

(b)   In connection with such transfer, Funding agrees, at its own expense, on or prior to the date of this Conveyance to indicate, or to cause to be indicated, in the books and records (including its computer files) of the Servicer the Receivables conveyed hereby, and to execute and deliver to CONA on or prior to the date of this Conveyance, such financing statements as CONA may reasonably request and which shall be prepared by Funding.

4.   Purchase Price.

(a)   CONA must pay to Funding the purchase price described in this Section 4 (the “Purchase Price”) in return for the related Reconveyed Assets.

(b)   The Purchase Price for the Receivables to be reconveyed to CONA under this Agreement that are or come into existence on or after the date hereof shall be equal to the fair market value of the Receivables so conveyed. CONA shall transfer the Purchase Price to Funding as follows:

(i)   if the fair market value of the Receivables to be transferred is equal to or greater than the book value of such Receivables, (1) an amount equal to the book value of such Receivables shall be due and payable by CONA to Funding and (2) Funding shall be deemed to have made a capital distribution to CONA to the extent of any excess of the fair market value over the book value of such Receivables; and

(ii)   if the fair market value of the Receivables to be transferred is less than the book value of such Receivables, an amount equal to the fair market value of such Receivables shall be due and payable by CONA to Funding;

provided that, if Funding elects, in its sole discretion, an amount equal to the portion of the Purchase Price for such Receivables not paid by CONA shall be deemed to be a repayment by Funding to CONA under the Long Term Intercompany Note.

(c)   Any portion of the Purchase Price that is not (i) deemed a repayment under the Long Term Intercompany Note or (ii) deemed a capital distribution, in each case pursuant to clause (b) above, shall be payable by CONA to Funding in immediately available funds on the date (the “Purchase Price Payment Date”) mutually selected by Funding and CONA; provided that the Purchase Price Payment Date for any Receivables and other Conveyed Assets shall not be later than the fifth Business Day of January 2026.

(d)   Each of Funding and CONA hereby agree that the Purchase Price is fair and adequate consideration for the Reconveyed Assets.

5.   Adjustments to Purchase Price. With respect to any Receivable to which any adjustment without payment by or on behalf of an Obligor is made including, but not limited to, any Receivable that (1) was created as a result of fraudulent or counterfeit charge, (2) the servicer with respect to such Receivable otherwise adjusts, increases, reduces, modifies or cancels in accordance with the applicable Credit Guidelines (as defined in the without receiving cash or other payment therefor by the Obligor with respect to such Receivable, (3) was created in respect of merchandise returned by the Obligor thereunder or (4) was created or cancelled through an Account Combination, the parties hereto will increase or decrease the Purchase Price

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(a “Purchase Price Adjustment”). The amount of that Purchase Price Adjustment is equal to the amount by which that Receivable has been reduced or increased; provided that no Purchase Price Adjustment for any Receivables and other Conveyed Assets shall be made later than the 90th day following the Purchase Price Payment Date.

6.   Representations and Warranties of the Transferor. This Conveyance constitutes a legal, valid and binding obligation of the Transferor enforceable against the Transferor in accordance with its terms, except as the foregoing may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect affecting the enforcement of creditors’ rights and remedies in general or the rights and remedies of creditors of national banking associations, state banking corporations or similar financial institutions and except as such enforceability may be limited by general principles of equity, whether considered in a suit at law or in equity, and by the discretion of the court before which any proceeding therefor may be brought.

Since the date of transfer by the Transferor has not sold, transferred or encumbered any Receivable, Interchange or any interest in either.

7.   Counterparts; Electronic Execution. This Conveyance may be executed in multiple counterparts, each of which shall be deemed an original but all of which, taken together, shall constitute one and the same instrument. Each of the parties hereto agrees that this transaction may be conducted by electronic means. Any signature (including, without limitation, (x) any electronic symbol or process attached to, or associated with, a contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record and (y) any facsimile or .pdf signature) hereto or to any other certificate, agreement or document related to this transaction, and any contract formation or record-keeping, in each case, through electronic means, shall have the same legal validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any similar state law based on the Uniform Electronic Transactions Act, and the parties hereto hereby waive any objection to the contrary. Each party agrees, and acknowledges that it is such party’s intent, that if such party signs this Conveyance using an electronic signature, it is signing, adopting, and accepting this Conveyance and that signing this Conveyance using an electronic signature is the legal equivalent of having placed its handwritten signature on this Conveyance on paper. Each party acknowledges that it is being provided with an electronic or paper copy of this Conveyance in a usable format.

8.   Governing Law. THIS CONVEYANCE SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

(signature page follows)

IN WITNESS WHEREOF, the undersigned have caused this Conveyance to be duly executed and delivered by their respective duly authorized officers on the day and year first above written.

DISCOVER FUNDING LLC

By:	/s/ Eric D. Bauder
Name:	Eric D. Bauder
Title:	Assistant Vice President, Treasurer

CAPITAL ONE, NATIONAL ASSOCIATION

By:	/s/ Franco E. Harris
Name:	Franco E. Harris
Title:	Treasurer

[CONA Reconveyance]

Schedule 1

Account List

[To Be Delivered to CONA in accordance with Section 2]